UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2005

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Maryville University Dr., Suite 240, St. Louis, MO	63141
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2005, Huttig Building Products, Inc. entered into a Change of Control Agreement with Paul F. Tamburelli, its Vice President – Safety and Risk Management. The Company entered into a similar agreement with Darlene K. Schroeder, its Vice President – Human Resources, on April 18, 2005. Each agreement is for a three-year period, but is automatically renewed annually for a new three-year period unless the Company gives notice that the period will not be extended.

Each agreement provides for the applicable employee’s employment by the Company and continuation of the employee’s then current base salary, incentive compensation and benefits for three years (and longer, if the agreement is extended) following a change of control of the Company (as defined in the agreement).

Under each agreement, after a change of control, if the employee’s employment is terminated by the Company without cause or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the previous year’s bonus or the average bonus paid in the previous three years, two times the sum of his annual salary and the average of the last three years’ bonuses, and all accrued deferred compensation and vacation pay. Employee benefits, medical coverage and other welfare benefits also continue until the end of the three-year period.

The foregoing is a summary of the material terms and conditions of the respective Change of Control Agreements and not a complete discussion of the documents. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the form of Change of Control Agreement attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Form of Change of Control Agreement by and between Huttig Building Products, Inc. and each of Paul F. Tamburelli and Darlene K. Schroeder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.
(Registrant)

Date: April 22, 2005	/s/ Jon P. Vrabely
	Name:	Jon P. Vrabely
	Title:	Vice President – Operations

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Change of Control Agreement by and between Huttig Building Products, Inc. and each of Paul F. Tamburelli and Darlene K. Schroeder.